News Release Contact: Blair Romero Phone Number: 770-270-7290 Email: blair.romero@opc.com Oglethorpe Power Caps Its Capital Investment In Vogtle Construction Project Contractual option to freeze capital budget protects EMC consumers from potential future cost increases Tucker, GA (June 18, 2022) – Today Oglethorpe Power announced it has exercised its one-time contractual option to freeze its capital costs for the construction of Plant Vogtle Units 3 and 4. By exercising this option, a contract amendment jointly agreed upon by all project co-owners in 2018, Oglethorpe Power will tender a portion of its ownership in the nuclear project to Georgia Power in exchange for Georgia Power’s agreement to pay 100 percent of Oglethorpe Power’s remaining share of construction costs. “Oglethorpe Power and our member cooperatives are deeply invested in the success of these nuclear units that will provide emission-free energy for Georgians for the next 60-80 years,” said Oglethorpe Power President and Chief Executive Officer Michael L. Smith. “At the same time, we feel responsible for protecting our not-for-profit member cooperatives and their consumers. Georgia’s EMCs serve 4.4 million consumers in mostly residential, rural service territories. Our decision to freeze protects EMC energy consumers who can least afford increases in their electricity rates, especially in today’s economy.”

2 In 2018, coinciding with a co-owner vote to proceed with construction of the project, the four co- owners of Vogtle Units 3 and 4 jointly agreed to a co-owner cost-sharing agreement designed to mitigate financial exposure to future potential cost increases. Under the new agreement, if total sharable project costs increase by $2.1 billion from the time the agreement was executed, each co- owner, other than Georgia Power, has a one-time option to freeze their capital investment in the project. Since September 2018, the total project budget has increased five times, totaling an increase of $3.4 billion since the co-owners jointly negotiated the new cost-sharing agreement. Cumulatively, these cost increases pushed the total project budget beyond the $2.1 billion threshold, triggering the freeze option. For more details on the history of the project, cost-sharing agreement, and budget increases since the new agreement was reached in 2018, please refer to Oglethorpe Power’s SEC 10-Q filed May 12, 2022. The filing can be found on the investor relations page of Oglethorpe Power’s website, www.opc.com. Oglethorpe Power’s decision to exercise the freeze option means its estimated total budget is $8.1 billion for its portion of total project costs for Vogtle Units 3 and 4. If the current project budget remains unchanged, Oglethorpe Power estimates its new ownership will be approximately 28 percent, instead of 30 percent as expected at the start of the project. If the current project budget increases, Oglethorpe Power’s election to freeze its capital costs will protect Georgia cooperatives and millions of EMC energy consumers from funding that cost overrun and any more that may happen in the future. Oglethorpe Power’s decision to freeze does not halt project construction. According to Georgia Power, as of March 31, 2022, the total project (Units 3 and 4) is 96.3 percent complete. “Oglethorpe Power is committed to ensuring our member cooperatives’ power supply needs are met with affordable, reliable, safe and environmentally responsible generation,” said Smith. “By

3 exercising the freeze option, we are ensuring that the 4.4 million Georgians served by our member cooperatives will not absorb future capital cost increases, if they occur.” Vogtle Units 3 and 4 represent the first advanced nuclear project in the United States in three decades and are the only new nuclear units currently under construction in America. Among the largest clean energy projects in the nation, once online, Plant Vogtle will produce more carbon-free, clean energy than any other U.S. facility. About Oglethorpe Power Oglethorpe Power is one of the nation’s largest power supply cooperatives with more than $15 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to approximately 4.4 million Georgia residents. A proponent of conscientious energy development and use, Oglethorpe Power balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, nuclear, hydroelectric and coal generating plants with a combined capacity of more than 8,300 megawatts. Oglethorpe Power was established in 1974 and is owned by its 38 Member Systems. Its headquarters are in Tucker, Georgia, an Atlanta suburb. For more information, visit www.opc.com. ###